Exhibit 10.1

BINDING LETTER OF INTENT

LETTER OF INTENT

ELSIE and LC SOUTH PROJECT,

MINERAL COUNTY, NEVADA

Timberline Resources (TBLC), an Idaho corporation, its successors and assigns enters a Lease and Option to Purchase Agreement with Susan K. and Larry L. McIntosh, both Nevada residents, husband and wife. and legal owners (Owner) of  the Elsie and LC South  twenty-two (22) unpatented mining claims located in Mineral County, Nevada. Said claims (Property) are located in Sections 8, 9, 20, 21, 28, & 29, T5N, R36E.

The following outlines the terms and intent of the parties and will serve as the basis for the definitive and formal “Mining Lease and Option to Purchase Agreement”:

•

Lease and Option – Owner leases the Property to TBLC for the purpose of mineral exploration. TBLC must exercise its Option to Purchase upon making a Production Decision, giving written notice to Owner, and submitting Purchase Payment to Owner of US$500,000. Upon such conveyance TBLC will be the sole owner of said Property subject to the Production Royalty reserved by the Owner;

•

Term – The initial term of this Agreement shall commence on the Effective Date and shall expire twenty (20) years thereafter, unless terminated, canceled, or extended. Such extensions may be renewed in five (5) year increments so long as TBLC has met all its obligations under the definitive Agreement and has maintained the Property in good standing;

•

Payments – TBLC shall pay to the owner the following Minimum Advance Cash Royalty amounts according to the following schedule:

On execution and Effective Date (1July2006)               US$20,000

1July2007                                                                            $25,000

1July2008                                                                            $30,000

Annual increase of US$5,000 until,

1July2012, and each subsequent year until Production        $50,000

   Decision.

Cash payments will not be credited against the Option to Purchase price of US$500,000. Such Advance Cash Royalty amounts shall be credited cumulatively in favor of TBLC against future Production Royalty.

•

Production Royalty – TBLC shall pay Production Royalty based on Net Smelter Returns at the rate of two (2%) per cent. Such Production Royalty may be bought down at notification to the Owner by TBLC  per the following:

                 1% for US$1,000,000,

•

Claim Maintenance – TBLC shall perform for the benefit of the Property all applicable assessment work requirements of all applicable federal, state, and local laws, regulations, and ordinances and shall be responsible for proper recordation, filing, and payment of necessary fees with the appropriate federal, state, and local agencies.

•

Termination – TBLC may terminate this Agreement at any time so long as it gives Owner written notification of sixty (60) days, and all of TBLC obligations, as set forth in this Agreement, have been met. Owner may terminate this Agreement by giving  sixty (60) day written notice of any default of TBLC as outlined in this Agreement. If such default is not remedied by TBLC within such sixty (60) day period, said agreement shall be terminated.

•

Signing Bonus – TBLC shall grant 25,000 share options to purchase to Owner as a signing bonus. Such share options shall be priced at US$1.00 per share.

Paul E. Dircksen

Susan K.McIntosh

VP Exploration

Larry L. Mc Intosh

Timberline Resources Corporation

1955 Stephen Ct.

1100 East Lakeshore Dr. #301

Gardnerville,NV 89410

Coeur D’ Alene, ID 83814